EXHIBIT 77.C
At a Special Meeting of Shareholders of the Forward International Equity Fund (formerly, the Forward Hansberger International Growth Fund) (the "Fund") held on November 17, 2005, shareholders of the Fund voted to adopt the following proposals: (1) to approve an Investment Sub-Advisory Agreement among Forward Funds ("the Trust), on behalf of the Fund, Forward Management, LLC (the "Advisor") and Pictet International Management LTD ("Pictet"), and (2) to approve an amendment to the Amended and Restated Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Advisor to increase advisory fees payable by the Fund to the Advisor at certain asset levels.

Proposal 1:	To approve an Investment Sub-Advisory Agreement
among the Trust, on behalf of the Fund, Advisor and Pictet.

VOTES FOR:      1,604,863.103
VOTES AGAINST:       0
VOTES ABSTAIN:       0
TOTAL VOTES:    1,604,863.103

Proposal 2:	To approve an amendment to the Amended and
Restated Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Advisor to increase advisory fees payable by the Fund to the Advisor at certain asset levels.

VOTES FOR:      1,604,470.103
VOTES AGAINST:        393.000
VOTES ABSTAIN:          0
TOTAL VOTES:    1,604,863.103